UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2011

APPLE REIT EIGHT, INC.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	000-53175 (Commission File Number)	20-8268625 (I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA (Address of principal executive offices)	23219 (Zip Code)

(804) 344-8121 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Eight, Inc. (which is referred to below as the “Company”) is filing this report in accordance with Item 2.04 and 8.01 of Form 8-K.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As disclosed in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2011, in March 2011 the Company requested its loans secured by the Winston-Salem, North Carolina Courtyard, Tampa, Florida TownePlace Suites, Greenville, South Carolina Residence Inn and Suffolk, Virginia TownePlace Suites and Courtyard to be placed with a special servicer of the lenders to renegotiate the terms of the loans. To have the loans placed with the special servicer the Company did not make the scheduled monthly payments for March and April 2011. As a result, the Company received default notices and has begun negotiations with the special servicers. The Company does not know the timing and resolution of the anticipated negotiations. The total outstanding balance of the five loans at December 31, 2010 was approximately $36.7 million. There are no assurances that the Company will be successful in its negotiations with the lenders. If the Company is unable to renegotiate the loans, it may be more cost beneficial for the Company to pursue a deed in lieu of foreclosure with the lender(s) rather than cure the defaults.

Item 8.01. Other Events.

On April 19, 2011, the Company entered into a Loan Agreement (the “Loan Agreement”) with Bank of America, N.A. The Loan Agreement provides for a revolving credit facility of $20 million and a maturity date of April 19, 2012. Interest will be payable quarterly on the outstanding balance based on an annual rate of One Month LIBOR plus 2.0% . Under the terms and conditions of the Loan Agreement, the Company may make voluntary prepayments in whole or in part, at any time. The Loan Agreement is guaranteed by Glade M. Knight, the Company’s Chairman and Chief Executive Officer and is secured by assets of Mr. Knight. Mr. Knight will not receive any consideration in exchange for providing this guaranty and security. Proceeds of the loan will be used by the Company for general working capital purposes, including the payment of redemptions and distributions. The independent directors of the Company's Board of Directors approved Mr. Knight providing a guaranty under the Loan Agreement.

The Loan Agreement contains representations, covenants, events of default and remedies typical for this type of facility.

The foregoing summary does not purport to be a complete statement of the terms and conditions under the Loan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Eight, Inc.

By: /s/ Glade M. Knight
       Glade M. Knight,
       Chief Executive Officer

       April 21, 2011